Exhibit 99.2

For Immediate Release

CONTACT:

Investors/Media:	Investors:
Blaine Davis	Jonathan Neely
(484) 216-7158	(484) 216-6645

ENDO HEALTH SOLUTIONS ANNOUNCES PRICING OF PRIVATE OFFERING OF SENIOR NOTES

MALVERN, Pa. – Dec. 11, 2013 – Endo Health Solutions (Nasdaq: ENDP) (“Endo”) today announced that Endo Finance Co., its wholly-owned subsidiary (“Endo Finance”), priced $700 million aggregate principal amount of 5.75% senior unsecured notes due January 2022 at an issue price of $1,000 per $1,000 principal amount (the “notes”) in connection with its previously announced private offering.

Endo intends to use the net proceeds from the offering, together with borrowings under the term loan portion of a new senior secured credit facility, to refinance Endo’s existing senior secured credit facility, to pay related fees and expenses and for general corporate purposes, which may include strategic acquisitions.

Upon closing the acquisition of Paladin Labs, Endo Finance will merge with and into a subsidiary of the holding company which will own Endo and Paladin following the acquisition (“New Endo”), with such subsidiary continuing as the surviving entity and assuming all of Endo Finance’s obligations under the notes, and the notes will be guaranteed by certain of New Endo’s subsidiaries. Should the acquisition not close, Endo Finance will merge into Endo, and Endo will assume the notes, at which time the notes will be guaranteed by certain of Endo’s subsidiaries.

The notes and the related guarantees have not been and will not be registered under the Securities Act of 1933, as amended, or any applicable state securities laws, and will be offered only to qualified institutional buyers in reliance on Rule 144A, and outside the United States in compliance with Regulation S under the Securities Act. Unless so registered, the notes and the related guarantees may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release will not constitute an offer to sell or a solicitation of an offer to buy any notes or any other securities.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the following: Endo’s intention to offer $700 million in aggregate principal amount of notes and Endo’s intention regarding the use of the net proceeds of the offering. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect Endo’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in Endo’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect Endo’s future financial results and could cause Endo’s actual results to differ materially from those expressed in forward-looking statements contained in Endo’s Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause Endo’s actual results to differ materially from expected and historical results. Endo assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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